Exhibit 99

FOR IMMEDIATE RELEASE

3M Reports Fourth-Quarter and Full-Year 2008 Results

- Company Posts Record Annual Sales Despite Rapid Fourth-Quarter Economic Deceleration —

- Company Adjusts Earnings Expectations for 2009 —

Full-year 2008 Highlights:

•   Sales of $25.3 billion, up 3.3 percent from 2007 and up 6.5 percent excluding the company’s optical systems business

•   Local-currency sales, including acquisitions, up 1.4 percent

•   Reported operating income of $5.2 billion versus $6.2 billion in 2007; excluding special items (a-i), operating income was $5.5 billion in both years

•   Reported earnings per share of $4.89 versus $5.60 in 2007; excluding special items (a-i), earnings were $5.17 per share versus $4.98 in 2007, an increase of 3.8 percent

•   Returned $3 billion to shareholders in 2008 through cash dividends and repurchases of shares

Fourth quarter 2008 Highlights:

•   Sales down 11.2 percent to $5.5 billion, or down 8.1 percent excluding optical

•   Local-currency sales, including acquisitions, down 6 percent

•   Reported operating income of $755 million versus $1.3 billion in 2007; excluding special items (a-i), operating income was $974 million versus $1.3 billion in 2007

•   Reported earnings per share of $0.77 versus $1.17 in 2007; excluding special items (a-i), earnings were $0.97 per share versus $1.19 in the prior year

ST. PAUL, Minn. — Jan. 29, 2009 - 3M (NYSE: MMM) today reported 2008 sales of $25.3 billion, an all-time record for the company. Sales were up 3.3 percent from a year ago.  Reported net income for 2008 was $3.5 billion, or $4.89 per share, versus $4.1 billion, or $5.60 per share, in 2007. Excluding special items (a-i), 2008 earnings were $5.17 per share versus $4.98 per share in 2007, up 3.8 percent.

Fourth-quarter sales were $5.5 billion, a decrease of 11.2 percent.  Fourth-quarter net income was $536 million, or $0.77 per share, versus $851 million, or $1.17 per share, in the fourth quarter of 2007. Excluding special items (a-i), net income in the fourth quarter of 2008 was $676 million, or $0.97 per share, versus $863 million, or $1.19 per share, in the fourth quarter of 2007.

“3M drove record sales in 2008 despite a dramatic fourth-quarter economic downturn,” said George W. Buckley, 3M chairman, president and CEO, “and we are responding to lower demand with aggressive cost management and operational discipline. 3M employees are doing an outstanding job managing through worldwide market challenges and are positioning our company to seize the upside when growth resumes.”

Buckley continued, “We streamlined our operations throughout 2008 and we will continue to optimize to protect against the downside throughout 2009.  In addition, we plan to reduce capital expenditures by about 30 percent and aggressively attack working capital in order to conserve cash. Finally, we remain focused on gaining share by delighting our current customers and winning new ones. Throughout our 106-year history, we have weathered many economic storms, and expect to emerge from this one stronger and more competitive than ever.”

Reflecting the ongoing global economic uncertainty and continued challenges in many of its end-markets, 3M adjusted its 2009 sales and earnings expectations. The company is now planning for organic sales volumes to decline between 5 percent and 9 percent in 2009, versus a previous planning assumption of negative 3 percent to negative 7 percent. As a result, the company is now planning for 2009 earnings to be in the range of $4.30 to $4.70 per share, down from a previous range of $4.50 to $4.95. These estimates exclude any potential special items.

Full-Year Key Financial Highlights

For the full-year 2008, sales increased 3.3 percent to $25.3 billion, driven by a 1.4 percent increase in local-currency sales, including acquisitions. Local-currency sales growth was led by 3M’s three largest businesses—with growth of 18.3 percent in Safety, Security and Protection Services; 6.8 percent in Health Care; and 4.6 percent in Industrial and Transportation.  Local-currency sales declined in the three remaining businesses, with Consumer and Office down 0.3 percent, Electro and Communications down 1.7 percent and Display and Graphics down 17.9 percent.  Sales in 3M’s international operations grew 4 percent and now constitute 64 percent of total sales, the highest in 3M’s history.

Full-year net income was $3.5 billion, or $4.89 per share, versus $4.1 billion or $5.60 per share in 2007.  Excluding special items (a-i), 2008 net income was $3.7 billion, or $5.17 per share, versus $3.6 billion, or $4.98 per share, in 2007.  Per-share earnings increased 3.8 percent on this basis.

Fourth Quarter Key Financial Highlights

Fourth-quarter worldwide sales totaled $5.5 billion, down 11.2 percent compared to the fourth quarter of 2007. Local-currency sales including acquisitions decreased 6 percent and foreign exchange impacts were negative 4.9 percent in the quarter.  Local-currency sales including acquisitions increased in two businesses during the quarter—up 13.2 percent in Safety, Security and Protection Services and up 4.5 percent in Health Care.  Sales in local currencies for the other four 3M business segments dropped during the fourth quarter, with Industrial and Transportation down 6.3 percent, Consumer and Office down 6.5  percent, Electro and Communications down 12.3 percent, and Display and Graphics down 25.8 percent.

Fourth-quarter net income was $536 million, or $0.77 per share, versus $851 million, or $1.17 per share, in the fourth quarter of 2007.  Included in these results is a net loss from special items (a-i) of $140 million, or $0.20 per share, in the fourth quarter of 2008, and a net loss of $12 million, or $0.02 per share, in last year’s fourth quarter. Excluding special items (a-i), fourth-quarter 2008 net income was $676 million, or $0.97 per share, versus $863 million, or $1.19 per share, in last year’s fourth quarter.

Fourth Quarter Business Segment Discussion

(Operating income and margin figures exclude special items)

Industrial and Transportation

•                  Sales down 11.3 percent to $1.7 billion

•                  Local-currency sales declined 6.3 percent, including a 3.2 percent benefit from acquisitions

•                  Volume declines were heavily influenced by customer plant shut-downs across the manufacturing sector, along with customer inventory reduction efforts

2

•                  Automotive aftermarket business posted positive sales growth for the quarter; most other businesses and geographic regions posted negative sales and operating income growth

•                  Profits of $239 million with operating margins of 14.3 percent

Health Care

•                  Sales of $1 billion, down 2.1 percent

•                  Local-currency sales growth of 4.5 percent including 2.2 percent from acquisitions

•                  Solid growth in core infection prevention and skin and wound care products

•                  Positive sales growth in both the U.S. and Asia Pacific

•                  Operating income of $298 million, up 4.5 percent, with company-leading margins of 28.9 percent

Safety, Security and Protection Services

•                  Sales increased 2.9 percent to $769 million

•                  Local-currency sales up 13.2 percent, including 15.7 percent from acquisitions, primarily Aearo Technologies

•                  The 2008 divestiture of HighJump Software, Inc. hurt sales growth by 2.9 percent

•                  Overall sales growth led by personal protection equipment

•                  Regional sales growth led by the U.S. and Asia Pacific

•                  Profits down 3.5 percent to $128 million; operating margins of 16.7 percent

Consumer and Office

•                  Sales down 11.2 percent to $765 million

•                  Local-currency sales down 6.5 percent, hurt by the poorest fourth-quarter retail industry sales performance in recent memory

•                  Positive local-currency sales growth in home care and do-it-yourself businesses; sales declined in all major geographies

•                  Operating margins of 15.5 percent, with profits of $119 million

Display and Graphics

•                  Sales of $685 million, down 28.4 percent, with local-currency sales down 25.8 percent

•                  Optical systems’ sales down 48 percent, driven by weak consumer demand for electronics and OEM customer plant shutdowns; optical diluted overall Display and Graphics’ sales growth by 21 percentage points in the quarter

•                  Local-currency sales in traffic safety systems up nearly 3 percent as highway infrastructure projects continue to grow steadily

•                  Operating margins of 10.2 percent on profits of $70 million

Electro and Communications

•                  Sales declined 15.3 percent to $590 million

•                  Local-currency sales down 12.3 percent, driven by weak demand and customer inventory reduction in the electronics, residential construction and telecommunications industries

•                  Electrical markets won another contract from a major utility for its ACCR overhead power cable solution

•                  Profits of $86 million, with margins at 14.5 percent

3

Buckley and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a Webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating fewer productivity improvements than estimated; and (8) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its subsequent Quarterly Reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Risk Factors” in Part I, Item 1A (Annual Report) and in Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms — often in combination — to a wide array of customer needs. With $25 billion in sales, 3M employs 79,000 people worldwide and has operations in more than 60 countries.

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3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Twelve-months ended
	Dec. 31		Dec. 31
	2008	2007	2008	2007
Net sales	$5,509	$6,206	$25,269	$24,462
Operating expenses
Cost of sales	3,101	3,298	13,379	12,735
Selling, general and administrative expenses	1,307	1,274	5,245	5,015
Research, development and related expenses	346	359	1,404	1,368
(Gain) loss on sale of businesses (c, e)	–	5	23	(849)
Total	4,754	4,936	20,051	18,269
Operating income	755	1,270	5,218	6,193
Interest expense and income
Interest expense	57	71	215	210
Interest income	(29)	(38)	(105)	(132)
Total	28	33	110	78
Income before income taxes and minority interest	727	1,237	5,108	6,115
Provision for income taxes	186	378	1,588	1,964
Minority interest	5	8	60	55
Net income	$536	$851	$3,460	$4,096
Weighted average common shares outstanding – basic	692.8	711.1	699.2	718.3
Earnings per share – basic	$0.77	$1.20	$4.95	$5.70
Weighted average common shares
outstanding – diluted	696.6	725.2	707.2	732.0
Earnings per share – diluted	$0.77	$1.17	$4.89	$5.60
Cash dividends paid per common share	$0.50	$0.48	$2.00	$1.92

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income, and diluted earnings per share measures that exclude special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three-months and twelve-months ended December 31, 2008.

	Three-months ended Dec. 31, 2008			Twelve-months ended Dec. 31, 2008
	Operating income	Net income	Diluted earnings per share	Operating income	Net income	Diluted earnings per share
Reported GAAP measure	$755	$536	$0.77	$5,218	$3,460	$4.89

Special items:
Restructuring actions (a)	229	147	0.21	229	147	0.21
Exit activities (b)	(10)	(7)	(0.01)	58	43	0.06
Loss on sale of businesses (c)	—	—	—	23	32	0.05
Gain on sale of real estate (d)	—	—	—	(41)	(28)	(0.04)
Adjusted Non-GAAP measure	$974	$676	$0.97	$5,487	$3,654	$5.17

(a)                      During the fourth quarter of 2008, management approved and committed to undertake certain restructuring actions, which resulted in a pre-tax charge of $229 million. This charge primarily related to employee-related liabilities for severance and benefits, and fixed asset impairments. All business segments were impacted by these actions.

(b)                     During the fourth quarter of 2008, a pre-tax benefit of $10 million was recorded, which primarily related to adjustments to employee-related liabilities for second and third-quarter 2008 exit activities. During the second and third quarters of 2008, management approved and committed to undertake certain exit activities, which resulted in a pre-tax charge of $68 million. These charges primarily related to employee-related liabilities and fixed asset impairments, with actions taken in Industrial and Transportation, Display and Graphics, Health Care, Safety, Security and Protection Services, and Corporate.

(c)                      In June 2008, 3M completed the sale of HighJump Software, a 3M company, to Battery Ventures, a technology venture capital and private equity firm. 3M received proceeds of $85 million for this transaction and recognized, net of assets sold, transaction and other costs, a pre-tax loss of $23 million in the second quarter of 2008 (recorded in the Safety, Security and Protection Services segment). This pre-tax loss was reported on a separate line of the Consolidated Statement of Income. 3M’s tax basis in HighJump Software was significantly lower than its book value, primarily related to the treatment of acquired goodwill. This resulted in a gain for tax purposes, which increased the provision for income taxes by $9 million.

(d)                     In March 2008, 3M entered into a sale-leaseback transaction relative to an administrative location in Italy. 3M anticipates leasing back the facility through late 2009 at which time a new location will be utilized. The vast majority of the proceeds were received in September 2008, which resulted in a pre-tax gain of approximately 29 million Euros ($41 million) in the third quarter of 2008. This gain was recorded in selling, general and administrative expenses in Corporate and Unallocated.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months and twelve-months ended December 31, 2008.

	Three-months ended Dec. 31, 2008			Twelve-months ended Dec. 31, 2008
OPERATING INCOME BY BUSINESS SEGMENT	Reported GAAP measure	Special items	Adjusted Non-GAAP measure	Reported GAAP measure	Special items	Adjusted Non-GAAP measure
Industrial and Transportation	$203	$36	$239	$1,477	$66	$1,543
Health Care	248	50	298	1,173	60	1,233
Safety, Security and Protection Services	116	12	128	736	38	774
Consumer and Office	101	18	119	663	18	681
Display and Graphics	48	22	70	580	42	622
Electro and Communications	79	7	86	531	7	538
Corporate and Unallocated	(40)	74	34	58	38	96
Total Operating Income	$755	$219	$974	$5,218	$269	$5,487

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three-months and twelve-months ended December 31, 2007.

	Three-months ended Dec. 31, 2007			Twelve-months ended Dec. 31, 2007
	Operating income	Net income	Diluted earnings per share	Operating income	Net income	Diluted earnings per share
Reported GAAP measure	$1,270	$851	$1.17	$6,193	$4,096	$5.60

Special items:
(Gain) loss on sale of businesses (e)	5	3	0.00	(849)	(550)	(0.75)
Environmental liabilities (f)	—	—	—	134	83	0.11
Restructuring actions (g)	(4)	(3)	0.00	41	27	0.03
Exit activities (h)	19	12	0.02	45	29	0.04
Gain on sale of real estate (i)	—	—	—	(52)	(37)	(0.05)
Adjusted Non-GAAP measure	$1,290	$863	$1.19	$5,512	$3,648	$4.98

(e)                      In June 2007, 3M completed the sale of its Opticom Priority Control Systems and Canoga Traffic Detection businesses. 3M received proceeds of $80 million from this transaction and recognized a pre-tax gain of $68 million in the Display and Graphics segment in the second quarter of 2007. In January 2007, 3M completed the sale of its global branded pharmaceuticals business in Europe. 3M received proceeds of $817 million from this transaction and recognized a pre-tax gain of $786 million in the first quarter of 2007 and recorded an adjustment (pre-tax loss of $5 million) in the fourth quarter of 2007 (Health Care segment).

(f)                        Net pre-tax charges for total year 2007 that have been recorded to address remediation activities associated with perfluoronated compounds totaled $134 million. These expenses were recorded in selling, general and administrative expenses in Corporate and Unallocated.

No adverse human health effects are caused by perfluoronated compounds at current levels of exposure. This conclusion is supported by a large body of research including laboratory studies and epidemiology studies of exposed employees. This research has been published in peer-reviewed scientific journals and shared with the EPA and global scientific-community.

(g)                     During the fourth quarter of 2006 and first six months of 2007, management approved and committed to undertake restructuring actions. Net pre-tax restructuring charges for total year 2007 were $41 million, which included a net pre-tax benefit of $4 million recorded in the fourth quarter of 2007. These 2007 charges primarily related to fixed asset impairments and employee-related restructuring liabilities, with the majority related to the phase-out of operations at a New Jersey roofing granule facility (Safety, Security and Protection Services segment). These charges are primarily recorded in cost of sales in the business segment where the expenses were incurred.

(h)                     During the fourth quarter of 2007, the Company recorded a net pre-tax charge of $19 million related to employee reductions and fixed asset impairments, with the majority recorded in the Display and Graphics segment and the Industrial and Transportation segment. During the third quarter of 2007, the Company recorded a net pre-tax charge of $26 million related to the consolidation of certain flexible circuit capabilities. This third-quarter 2007 charge related to employee reductions and fixed asset impairments in the Electro and Communications business segment. Exit activities were recorded in cost of sales and selling, general and administrative expenses.

(i)                         During the third quarter of 2007, the Company recorded a net pre-tax gain of $52 million related to the sale of a Korean laboratory facility. The gain was recorded in selling, general and administrative expenses in Corporate and Unallocated.

Refer to 3M’s Current Report on Form 8-K dated May 19, 2008, which updated 3M’s Annual Report on Form 10-K dated February 15, 2008, for further discussion of these previously disclosed 2007 items.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months and twelve-months ended December 31, 2007.

	Three-months ended Dec. 31, 2007			Twelve-months ended Dec. 31, 2007
OPERATING INCOME BY BUSINESS SEGMENT	Reported GAAP measure	Special items	Adjusted Non-GAAP measure	Reported GAAP measure	Special items	Adjusted Non-GAAP measure
Industrial and Transportation	$352	$7	$359	$1,497	$9	$1,506
Health Care	282	4	286	1,882	(791)	1,091
Safety, Security and Protection Services	133	—	133	611	29	640
Consumer and Office	156	—	156	692	—	692
Display and Graphics	234	13	247	1,163	(51)	1,112
Electro and Communications	128	(4)	124	492	41	533
Corporate and Unallocated	(15)	—	(15)	(144)	82	(62)
Total Operating Income	$1,270	$20	$1,290	$6,193	$(681)	$5,512

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Dec. 31, 2008	Dec. 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$1,849	$1,896
Marketable securities	373	579
Accounts receivable — net	3,195	3,362
Inventories	3,013	2,852
Other current assets	1,021	1,149
Total current assets	9,451	9,838
Marketable securities — non-current	352	480
Investments	286	298
Property, plant and equipment — net	6,886	6,582
Prepaid pension benefits (j)	36	1,378
Goodwill, intangible assets and other assets (j)	8,635	6,118
Total assets	$25,646	$24,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$1,552	$901
Accounts payable	1,301	1,505
Accrued payroll	644	580
Accrued income taxes	203	543
Other current liabilities	1,992	1,833
Total current liabilities	5,692	5,362
Long-term debt	5,166	4,019
Non-funded pension and postretirement benefits (j)	2,847	1,348
Other liabilities	2,062	2,218
Total liabilities	15,767	12,947
Total stockholders’ equity — net (j)	9,879	11,747
Shares outstanding
December 31, 2008: 693,543,287 shares
December 31, 2007: 709,156,031 shares
Total liabilities and stockholders’ equity	$25,646	$24,694

(j)        The changes in 3M’s defined benefit pension and postretirement plans’ funded status, which is required to be measured as of each year-end, significantly impacted several balance sheet lines. These required annual measurements decreased prepaid pension benefits’ assets by $1.7 billion, increased deferred taxes within other assets by $1.1 billion, increased non-funded pension and postretirement benefits’ long-term liabilities by $1.7 billion and decreased stockholders’ equity by $2.3 billion. Other pension and postretirement changes during the year, such as contributions and amortization, also impacted these balance sheet captions. In addition, goodwill and intangible assets increased approximately $1.8 billion, which related to acquisition activity during 2008.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Twelve-months ended Dec. 31
	2008	2007
SUMMARY OF CASH FLOW:

NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,533	$4,275
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,471)	(1,422)
Acquisitions, net of cash acquired	(1,394)	(539)
Proceeds from sale of businesses	88	897
Other investing activities	378	(303)
NET CASH USED IN INVESTING ACTIVITIES	(2,399)	(1,367)
Cash flows from financing activities:
Change in debt	361	1,222
Purchases of treasury stock	(1,631)	(3,239)
Reissuances of treasury stock	289	796
Dividends paid to stockholders	(1,398)	(1,380)
Other financing activities	613	54
NET CASH USED IN FINANCING ACTIVITIES	(1,766)	(2,547)

Effect of exchange rate changes on cash	(415)	88

Net increase (decrease) in cash and cash equivalents	(47)	449
Cash and cash equivalents at beginning of period	1,896	1,447
Cash and cash equivalents at end of period	$1,849	$1,896

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Twelve-months ended Dec. 31
	2008	2007
NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$4,533	$4,275
Purchases of property, plant and equipment	(1,471)	(1,422)

Free Cash Flow (k)	$3,062	$2,853

(k)          Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

“Net cash provided by operating activities” and “Free Cash Flow” were negatively impacted in 2007 by the timing of cash tax payments associated with special items. Tax payments related to the sale of our global branded pharmaceuticals business negatively impacted total year 2007 net cash provided by operating activities and Free Cash Flow by $628 million, with $87 million of this impact recorded in the fourth quarter of 2007.

	2008	2007
OTHER NON-GAAP MEASURES:
Net Working Capital Turns at Dec. 31 (l)	4.5	5.3

Return on Invested Capital for the
Twelve-months Ended Dec. 31 (m)
Reported	19.7%	27.1%
Excluding Special Items	20.8%	24.2%

(l)             The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

(m) The Company uses non-GAAP measures to focus on shareholder value creation. 3M uses Return on Invested Capital (ROIC), defined as annualized after-tax operating income (including interest income) divided by average operating capital. Operating capital is defined as net assets (total assets less total liabilities) excluding debt and minority interest liabilities. 3M’s ROIC calculation was revised in 2008 to include interest income and to simplify/improve the means for determining operating capital. Prior period amounts have been updated to conform to the revised calculation. These measures are not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis
By Geographic Area

	Three-Months Ended Dec. 31, 2008
	United	Inter-
	States	national	Worldwide
Volume — organic	(13.1)%	(10.1)%	(11.0)%
Volume — acquisitions	4.7	2.6	3.3
Price	3.1	1.0	1.7
Local-currency sales (including acquisitions)	(5.3)	(6.5)	(6.0)
Divestitures	(0.7)	(0.1)	(0.3)
Translation	—	(7.5)	(4.9)
Total sales change	(6.0)%	(14.1)%	(11.2)%

Sales Change Analysis
By International
Geographic Area

	Local-			Total
	currency	Divest-	Trans-	Sales
	Sales (n)	itures	lation	Change
Europe, Middle East and Africa	(1.7)%	(0.1)%	(11.3)%	(13.1)%
Asia Pacific	(17.3)%	—%	(0.4)%	(17.7)%
Latin America and Canada	7.1%	(0.2)%	(16.1)%	(9.2)%

(n) Including acquisitions — Europe, Middle East and Africa includes a 4.3% benefit from acquisitions; Asia Pacific includes a 0.8% benefit from acquisitions; Latin America and Canada includes a 3.0% benefit from acquisitions.

Worldwide
Sales Change Analysis
By Business Segment

	Local-			Total
	currency	Divest-	Trans-	Sales
	Sales (o)	itures	lation	Change
Industrial and Transportation	(6.3)%	—%	(5.0)%	(11.3)%
Health Care	4.5%	—%	(6.6)%	(2.1)%
Safety, Security and Protection Services	13.2%	(2.9)%	(7.4)%	2.9%
Consumer and Office	(6.5)%	—%	(4.7)%	(11.2)%
Display and Graphics	(25.8)%	—%	(2.6)%	(28.4)%
Electro and Communications	(12.3)%	—%	(3.0)%	(15.3)%

(o)         Including acquisitions — Industrial and Transportation includes a 3.2% benefit from acquisitions; Health Care includes a 2.2% benefit from acquisitions; Safety, Security and Protection Services includes a 15.7% benefit from acquisitions, primarily related to the April 2008 acquisition of Aearo; Consumer and Office includes a 0.2% benefit from acquisitions; Display and Graphics includes a 0.6% benefit from acquisitions; Electro and Communications includes a 0.3% benefit from acquisitions.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis
By Geographic Area

	Twelve-Months Ended Dec. 31, 2008
	United	Inter-
	States	national	Worldwide
Volume — organic	(5.0)%	(1.0)%	(2.4)%
Volume — acquisitions	5.3	2.2	3.3
Price	2.4	(0.5)	0.5
Local-currency sales (including acquisitions)	2.7	0.7	1.4
Divestitures	(0.6)	(0.1)	(0.3)
Translation	—	3.4	2.2
Total sales change	2.1%	4.0%	3.3%

Sales Change Analysis
By International
Geographic Area

	Local-			Total
	currency	Divest-	Trans-	Sales
	Sales (p)	itures	lation	Change
Europe, Middle East and Africa	2.8%	(0.1)%	4.0%	6.7%
Asia Pacific	(5.9)%	—%	3.2%	(2.7)%
Latin America and Canada	12.8%	(0.1)%	2.4%	15.1%

(p)         Including acquisitions — Europe, Middle East and Africa includes a 3.2% benefit from acquisitions; Asia Pacific includes a 0.8% benefit from acquisitions; Latin America and Canada includes a 3.2% benefit from acquisitions.

Worldwide
Sales Change Analysis
By Business Segment

	Local-			Total
	currency	Divest-	Trans-	Sales
	Sales (q)	itures	lation	Change

Industrial and Transportation	4.6%	—%	3.0%	7.6%
Health Care	6.8%	(0.1)%	1.5%	8.2%
Safety, Security and Protection Services	18.3%	(1.7)%	2.0%	18.6%
Consumer and Office	(0.3)%	—%	1.4%	1.1%
Display and Graphics	(17.9)%	(0.3)%	1.6%	(16.6)%
Electro and Communications	(1.7)%	—%	2.7%	1.0%

(q)         Including acquisitions — Industrial and Transportation includes a 3.9% benefit from acquisitions; Health Care includes a 1.7% benefit from acquisitions; Safety, Security and Protection Services includes a 14.1% benefit from acquisitions; Consumer and Office includes a 0.4% benefit from acquisitions; Display and Graphics includes a 0.1% benefit from acquisitions; Electro and Communications includes a 0.4% benefit from acquisitions.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2008, 3M made certain changes to its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. Segment information for all periods presented has been reclassified to reflect this new segment structure.  Refer to 3M’s Current Report on Form 8-K dated May 19, 2008, which updated 3M’s Annual Report on Form 10-K dated February 15, 2008, for discussion of these changes.

BUSINESS
SEGMENT
INFORMATION
(Millions)

	Three-months ended		Twelve-months ended
	Dec. 31		Dec. 31
	2008	2007	2008	2007
NET SALES
Industrial and Transportation	$1,664	$1,876	$7,818	$7,266
Health Care	1,034	1,057	4,293	3,968
Safety, Security and Protection Services	769	747	3,642	3,070
Consumer and Office	765	861	3,448	3,411
Display and Graphics	685	956	3,255	3,904
Electro and Communications	590	697	2,791	2,763
Corporate and Unallocated	2	12	22	80
Total Company	$5,509	$6,206	$25,269	$24,462

OPERATING INCOME
Industrial and Transportation	$203	$352	$1,477	$1,497
Health Care	248	282	1,173	1,882
Safety, Security and Protection Services	116	133	736	611
Consumer and Office	101	156	663	692
Display and Graphics	48	234	580	1,163
Electro and Communications	79	128	531	492
Corporate and Unallocated	(40)	(15)	58	(144)
Total Company	$755	$1,270	$5,218	$6,193

For the three-months and twelve-months ended December 31, 2008 and December 31, 2007, refer to the preceding notes (a) through (i) and the preceding reconciliations of operating income by business segment for a discussion and summary of items that impacted reported business segment operating income.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000